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                                                                     EXHIBIT 4.3


                              HELEN OF TROY LIMITED

                   1998 STOCK OPTION AND RESTRICTED STOCK PLAN


                                    SECTION 1
                            ESTABLISHMENT AND PURPOSE

         This Plan is established (i) to offer selected Employees of the Company or its Subsidiaries an equity ownership interest in the financial success of the Company, (ii) to provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, and (iii) to encourage equity participation in the Company by eligible Participants. This Plan provides for the grant by the Company of (i) Options to purchase Shares, and (ii) shares of Restricted Stock. Options granted under this Plan may include nonstatutory options as well as ISOs intended to qualify under section 422 of the Code.

                                    SECTION 2
                                   DEFINITIONS

         "BOARD OF DIRECTORS" shall mean the board of directors of the Company, as duly elected from time to time.

          "CHANGE IN CONTROL" shall mean to have occurred at such time as either
(i) any "person", as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act (or any successor rule)), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company's common stock, or (ii) individuals who constitute the Board of the Directors on the effective date of this Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and as interpreted by the regulations thereunder.

         "COMMITTEE" shall mean the Stock Option and Compensation Committee of the Company, or such other Committee as may be appointed by the Board of Directors from time to time.

         "COMPANY" shall mean Helen of Troy Limited, a Bermuda company.

         "CONFIDENTIAL INFORMATION" shall mean all knowledge and information pertaining to the business of the Company and its Subsidiaries obtained by a Participant from any source whatever as a result of his or her Services to the Company and/or its Subsidiaries and which is not a matter of public knowledge, including, without limitation, any confidential records, documents, contracts, customer lists, writings, data or other information, whether or not the same is in written or other recorded form. Without limiting the generality of the foregoing, Confidential Information shall be deemed to include any information or knowledge which may now or hereafter be deemed a trade secret of the Company and/or its Subsidiaries or information which relates to the Company's and/or its Subsidiaries' personnel; present operations or future planning with respect to suppliers or customers, the contents of any Company or Subsidiary manual, practice or procedure, operating, revenue, expense or other statistics; private or public debt or equity financing or concerning any banking, accounting or financial matters; current or future advertising or promotion plans or programs; applications to or matters pending or under the jurisdiction of any regulatory agency or court, including those that are only threatened; any system, program, procedure or administrative operations, including those pertaining to any matter relative to computer operations of any type; information of the type mentioned above or of any other type regarding





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affiliates of the Company; present or future plans for the extension of the present business or the commencement of new business by the Company and/or its Subsidiaries.

         "DATE OF GRANT" shall mean the date on which the Committee resolves to grant an Option to an Optionee or grant Restricted Stock to a Participant, as the case may be.

         "DISINTERESTED DIRECTOR" shall mean a member of the Board of Directors who is both (a) a Non-Employee Director, within the meaning of Rule 16b-3 promulgated under the Exchange Act and (b) an Outside Director, within the meaning of Section 162(m) of the Code.

         "EMPLOYEE" shall include every individual performing Services to the Company or its Subsidiaries if the relationship between such individual and the Company or its Subsidiaries is the legal relationship of employer and employee. This definition of "Employee" is qualified in its entirety and is subject to the definition set forth in section 3401(c) of the Code and the regulations thereunder.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

         "EXERCISE PRICE" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement, but in no event less than 100% of the Fair Market Value of the Shares subject to such Option on the Date of Grant.

         "FAIR MARKET VALUE" shall mean such amount as the Board of Directors, in its sole discretion, shall determine; provided, however, that if there is a public market for the securities, the Fair Market Value shall be the mean of the highest and lowest sale prices of the securities per share or unit, as the case may be, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System) as of the date in question or, in the event the securities are listed on a stock exchange, the Fair Market Value shall be the mean of the highest and lowest sale prices of the securities per share or unit, as the case may be, on such exchange, as reported in the Wall Street Journal, as of the date in question.

         "ISO" shall mean a stock option which is granted to an individual and which meets the requirements of section 422(b) of the Code, pursuant to which the Optionee has no tax consequences resulting from the grant or, subject to certain holding period requirements, exercise of the option and the employer is not entitled to a business expense deduction with respect thereto.

         "NONSTATUTORY OPTION" shall mean any Option granted by the Committee that does not meet the requirements of sections 421 through 424 of the Code, as amended.

         "OPTION" shall mean either an ISO or Nonstatutory Option, as the context requires.

         "OPTIONEE" shall mean a Participant who holds an Option.

         "PARTICIPANTS" shall mean those individuals described in Section 1 of this Plan selected by the Committee who are eligible under Section 4 of this Plan for grants of either Options or Restricted Stock under this Plan.

         "PERFORMANCE GOALS" shall have that meaning set forth in Section 3(c)(xii) of this Plan.

         "PERMANENT AND TOTAL DISABILITY" shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An individual shall not be considered to suffer from Permanent and Total Disability unless such individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may reasonably require. The scope of this definition shall automatically be reduced or expanded to the extent that section 22(e)(3) of the Code is amended to reduce or expand the scope of the definition of Permanent and Total Disability thereunder.



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         "PLAN" shall mean this Helen of Troy Limited 1998 Stock Option and
Restricted Stock Plan, as amended from time to time.

         "PLAN AWARD" shall mean the grant of either an Option or Restricted Stock, as the context requires.

         "RESTRICTED STOCK" shall have that meaning set forth in Section 7(a) of this Plan.

         "RESTRICTED STOCK ACCOUNT" shall have that meaning set forth in Section 7(a)(ii) of this Plan.

         "RESTRICTED STOCK CRITERIA" shall have that meaning in Section 7(a)(iv) of this Plan.

         "RESTRICTION PERIOD" shall have that meaning in Section 7(a)(iii) of this Plan.

         "SERVICES" shall mean services rendered to the Company or any of its Subsidiaries as an Employee.

         "SHARE" shall mean one share of Stock, as adjusted in accordance with
Section 9 of this Plan (if applicable).

         "STOCK" shall mean the common stock of the Company, par value $.10 per share.

         "STOCK OPTION AGREEMENT" shall mean the agreement executed between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the granting of an Option.

         "SUBSIDIARY" shall mean any corporation, partnership, limited liability company or other entity as to which more than fifty (50%) percent of the outstanding voting stock, shares or equity interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

         "TEN-PERCENT SHAREHOLDER" shall mean a person that owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any Subsidiary, taking into account the attribution rules set forth in section 424 of the Code, as amended. For purposes of this definition of "Ten Percent Shareholder" the term "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant of an Option to an Optionee. "Outstanding stock" shall not include reacquired shares or shares authorized for issuance under outstanding Options held by the Optionee or by any other person.

         "VEST DATE" shall have that meaning in Section 7(a)(v) of this Plan.

                                    SECTION 3
                                 ADMINISTRATION

         (a) GENERAL ADMINISTRATION. This Plan shall be administered by the Committee, which shall consist of at least two persons, each of whom shall be Disinterested Directors. The members of the Committee shall be appointed by the Board of Directors for such terms as the Board of Directors may determine. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, may be filled by the Board of Directors.

         (b) COMMITTEE PROCEDURES. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by a majority of all Committee members, shall be valid acts of the Committee. A majority of the Committee shall constitute a quorum.

         (c) AUTHORITY OF COMMITTEE. This Plan shall be administered by, or under the direction of, the Committee constituted in such a manner as to comply at all times with Rule 16b-3 (or any successor rule) under the Exchange Act. The Committee shall administer this Plan so as to comply at all times with the Exchange Act and, subject to the Code, shall otherwise have absolute and final authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee's business including without limitation the authority to take the following actions:


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                  (i) To interpret this Plan and to apply its provisions;

                  (ii) To adopt, amend or rescind rules, procedures and forms relating to this Plan;

                  (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

                  (iv) To determine when Plan Awards are to be granted under this Plan;

                  (v) To select the Optionees and Participants;

                  (vi) To determine the number of Shares to be made subject to each Plan Award;

                  (vii) To prescribe the terms, conditions and restrictions of each Plan Award, including without limitation the Exercise Price and the determination whether an Option is to be classified as an ISO or a Nonstatutory Option;

                  (viii) To amend any outstanding Stock Option Agreement (other than the Exercise Price) or the terms, conditions and restrictions of a grant of Restricted Stock, subject to Section 6(f) and applicable legal restrictions and the consent of the Optionee or Participant, as the case may be, who entered into such agreement;

                  (ix) To establish procedures so that an Optionee may obtain a loan through a registered broker-dealer under the rules and regulations of the Federal Reserve Board, for the purpose of exercising an Option;

                  (x) To establish procedures for an Optionee (1) to have withheld from the total number of Shares to be acquired upon the exercise of an Option that number of Shares having a Fair Market Value, which, together with such cash as shall be paid in respect of fractional shares, shall equal the Exercise Price, and (2) to exercise a portion of an Option by delivering that number of Shares already owned by an Optionee having a Fair Market Value which shall equal the partial Exercise Price and to deliver the Shares thus acquired by such Optionee in payment of Shares to be received pursuant to the exercise of additional portions of the Option, the effect of which shall be that an Optionee can in sequence utilize such newly acquired shares in payment of the Exercise Price of the entire Option, together with such cash as shall be paid in respect of fractional shares;

                  (xi) To establish procedures whereby a number of Shares may be withheld from the total number of Shares to be issued upon exercise of an Option, to meet the obligation of withholding for federal and state income and other taxes, if any, incurred by the Optionee upon such exercise;

                  (xii) To establish performance goals ("Performance Goals") in connection with any grant of Restricted Stock, which Performance Goals may be based on earnings, cash flow, stock price, return on capital, operating margins, general and administrative expenses, safety or refinements of these measures; provided that in any case, the Performance Goals may be based on either a single period or cumulative results, aggregate or per share data or results computed independently or with respect to a peer group; and

                  (xiii) To take any other actions deemed necessary or advisable for the administration of this Plan.

         All interpretations and determinations of the Committee made with respect to the granting of Plan Awards shall be final, conclusive, and binding on all interested parties. The Committee may make grants of Plan Awards on an individual or group basis. No member of the Committee shall be liable for any action that is taken or is omitted to be taken if such action or omission is taken in good faith with respect to this Plan or grant of any Plan Award.

         (d) HOLDING PERIOD. The Committee may in its sole discretion require as a condition to the granting of any Option, that a Participant hold the Option for a period of six months following the date of such acquisition; provided that this condition shall be satisfied if at least six months elapse from the date of acquisition of the Option to the date of disposition of the Option (other than upon exercise or conversion) or its underlying equity security. The Committee shall require as a condition to the awarding of any Restricted Stock, that a Participant hold the Restricted Stock for a period of


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(i) one year following the date of such acquisition in the event such Restricted
Stock award vests upon the achievement of Performance Goals or (ii) three years following the date of such acquisition in the event such Restricted Stock award does not vest upon the achievement of Performance Goals.

                                    SECTION 4
                                   ELIGIBILITY

         (a) GENERAL RULE. Subject to the limitations set forth in subsection b below or elsewhere in this Plan, Participants shall be eligible to participate in this Plan.

         (b) NON-EMPLOYEE INELIGIBLE FOR ISOS. In no event shall an ISO be granted to any individual who is not an Employee on the Date of Grant.

                                    SECTION 5
                             SHARES SUBJECT TO PLAN

         (a) BASIC LIMITATION. Shares offered under this Plan may be authorized but unissued Shares or Shares that have been reacquired by the Company. The aggregate number of Shares that are available for issuance under this Plan shall not exceed three million (3,000,000) Shares, subject to adjustment pursuant to
Section 9 of this Plan; provided that no more than six hundred thousand (600,000) Shares, subject to adjustment pursuant to Section 9 of this Plan, may be issued under this Plan in connection with grants of Restricted Stock. The Committee shall not issue more Shares than are available for issuance under this Plan. The number of Shares that are subject to unexercised Options at any time under this Plan shall not exceed the number of Shares that remain available for issuance under this Plan. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

         (b) ADDITIONAL SHARES. In the event any outstanding Option for any reason expires, is canceled or otherwise terminates, the Shares allocable to the unexercised portion of such Option shall again be available for issuance under this Plan. In the event that Shares issued under this Plan revert to the Company prior to the Vest Date under a grant of Restricted Stock, such Shares shall again be available for issuance under this Plan.

                                    SECTION 6
                         TERMS AND CONDITIONS OF OPTIONS

         (a) TERM OF OPTION. The term of each Option shall be ten (10) years from the Date of Grant or such shorter term as may be determined by the Committee; provided, however, in the case of an ISO granted to a Ten-Percent Shareholder, the term of such ISO shall be five (5) years from the Date of Grant or such shorter time as may be determined by the Committee.

         (b)  EXERCISE PRICE AND METHOD OF PAYMENT.

                  (i) EXERCISE PRICE. The Exercise Price shall be such price as is determined by the Committee in its sole discretion and set forth in the Stock Option Agreement; provided, however, the Exercise Price shall not be less than 100% of the Fair Market Value of the Shares subject to such option on the Date of Grant (or 110% in the case of an ISO granted to a Participant who is a Ten-Percent Shareholder on the Date of Grant).

                  (ii) PAYMENT OF SHARES. Payment for the Shares upon exercise of an Option shall be made in cash, by certified check, or if authorized by the Committee, by delivery of other Shares having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Shares as to which said Option is being exercised, or by any combination of such methods of payment or by any other method of payment as may be permitted under applicable law and this Plan and authorized by the Committee under Section 3(c) of this Plan.


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         (c)  EXERCISE OF OPTION.

                  (i) PROCEDURE FOR EXERCISE; RIGHTS OF SHAREHOLDER. Any Option granted hereunder shall be exercisable at such times under such conditions as shall be determined by the Committee, including without limitation performance criteria with respect to the Company and/or the Optionee, and in accordance with the terms of this Plan.

         An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Stock Option Agreement by the Optionee entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any form of consideration and method of payment allowable under
Section 6(b)(ii) of this Plan. Upon the receipt of notice of exercise and full payment for the Shares, the Shares shall be deemed to have been issued and the Optionee shall be entitled to receive such Shares and shall be a shareholder with respect to such Shares, and the Shares shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 9 of this Plan.

         Each exercise of an Option shall reduce, by an equal number, the total number of Shares that may thereafter be purchased under such Option.

                  (ii) TERMINATION OF STATUS AS AN EMPLOYEE. Except as provided in Subsections 6(c)(iii) and 6(c)(iv) below, an Optionee holding an Option who ceases to be an Employee of the Company may, but only until the earlier of the date (x) the Option held by the Optionee expires, or (y) thirty (30) days after the date such Optionee ceases to be an Employee, exercise the Option to the extent that the Optionee was entitled to exercise it on such date; provided, however, that in the event the Optionee is an Employee and is terminated without cause (as determined in the sole discretion of the Committee) then the thirty
(30) day period described in this sentence shall be automatically extended to ninety (90) days (and in the case of a Nonstatutory Option, such period shall be automatically extended to six (6) months), unless the Committee further extends such period in its sole discretion. To the extent that the Optionee was not entitled to exercise an Option on such date, or if the Optionee does not exercise it within the time specified herein, such Option shall terminate. The Committee shall have the authority to determine the date an Optionee ceases to be an Employee.

                  (iii) PERMANENT AND TOTAL DISABILITY. Notwithstanding the provisions of Section 6(c)(ii) above, in the event an Optionee is unable to continue to perform Services for the Company or any of its Subsidiaries as a result of such Optionee's Permanent and Total Disability (and, for ISOs, at the time such Permanent and Total Disability begins, the Optionee was an Employee and had been an Employee since the Date of Grant), such Optionee may exercise an Option in whole or in part notwithstanding that such Option may not be fully exercisable, but only until the earlier of the date (x) the Option held by the Optionee expires, or (y) twelve (12) months from the date of termination of Services due to such Permanent and Total Disability. To the extent the Optionee is not entitled to exercise an Option on such date or if the Optionee does not exercise it within the time specified herein, such Option shall terminate.

                  (iv) DEATH OF AN OPTIONEE. Upon the death of an Optionee, any Option held by an Optionee shall terminate and be of no further effect; provided, however, notwithstanding the provisions of Section 6(c)(ii) above, in the event an Optionee's death occurs during the term of an Option held by such Optionee and, at the time of death, the Optionee was an Employee (and, for ISOs, at the time of death, the Optionee was an Employee and had been an Employee since the Date of Grant), the Option may be exercised in whole or in part notwithstanding that such Option may not have been fully exercisable on the date of the Optionee's death, but only until the earlier of the date (x) the Option held by the Optionee expires, or (y) twelve (12) months from the date of the Optionee's death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance. To the extent the Option is not entitled to be exercised on such date or if the Option is not exercised within the time specified herein, such Option shall terminate.

         (d) NON-TRANSFERABILITY OF OPTIONS. Except as may be permitted by the Committee in its sole discretion, any Option granted under this Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any



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manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and is not assignable by operation of law or subject to execution, attachment or similar process. Any Option granted under this Plan can only be exercised during the Optionee's lifetime by such Optionee. Any attempted sale, pledge, assignment, hypothecation or other transfer of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Option shall be null and void and without force or effect. No transfer of the Option by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option. The terms of any Option transferred by will or by the laws of descent and distribution shall be binding upon the executors, administrators, heirs and successors of Optionee.

         (e) TIME OF GRANTING OPTIONS. Any Option granted hereunder shall be deemed to be granted on the Date of Grant. Written notice of the Committee's determination to grant an Option to an Employee, evidenced by a Stock Option Agreement, dated as of the Date of Grant, shall be given to such Employee within a reasonable time after the Date of Grant.

         (f) RESTRICTION ON REPRICING. The Exercise Price of outstanding Options may not be altered or amended, except with respect to adjustments for changes in capitalization as provided in Section 9(a). Within the limitations of this Plan, the Committee may otherwise modify outstanding Options, provided that no modification of an Option shall, without the consent of the Optionee, alter or impair the Optionee's rights or obligations under such Option. The foregoing notwithstanding, the Committee may, in its sole discretion, and without the consent of the Optionee or any other person, accelerate the vesting of all or part of any Option.

         (g) RESTRICTIONS ON TRANSFER OF SHARES. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase and other transfer restrictions as the Committee may determine in its sole discretion. Such restrictions shall be set forth in the applicable Stock Option Agreement.

         (h) SPECIAL LIMITATION ON ISOS. To the extent that the aggregate Fair Market Value (determined on the Date of Grant) of the Shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year under this Plan, and under all other plans maintained by the Company, exceeds $100,000, such Options shall be treated as Options that are not ISOs.

         (i) LEAVES OF ABSENCE. Leaves of absence approved by the Committee which conform to the policies of the Company shall not be considered termination of employment if the employer-employee relationship as defined under the Code or the regulations promulgated thereunder otherwise exists.

         (j) LIMITATION ON GRANTS OF OPTIONS TO COVERED EMPLOYEES. Subject to potential changes specified in Section 9(a) the total number of Shares for which Options may be granted and which may be awarded as Restricted Stock to any "covered employee" within the meaning of Section 162(m) of the Code during any one (1) year period shall not exceed 1,000,000 in the aggregate.

         (k) DISQUALIFYING DISPOSITIONS. The Stock Option Agreement evidencing any ISO granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any share or shares issued to him pursuant to the exercise of the ISO within the two (2) year period commencing on the day after the Date of Grant of such Option or within the one (1) year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Option, he shall, within ten (10) days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.
                                    SECTION 7
                                RESTRICTED STOCK

         (a) AUTHORITY TO GRANT RESTRICTED STOCK. The Committee shall have the authority to grant to Participants Shares that are subject to certain terms, conditions and restrictions (the "Restricted Stock"). The Restricted Stock may be granted by the Committee either separately or in combination with Options. The terms, conditions and restrictions of the Restricted Stock shall be determined from time to time by the Committee without limitation, except as otherwise



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provided in this Plan; provided, however, that each grant of Restricted Stock shall require the Participant to remain an Employee of (or otherwise provide Services to) the Company or any of its Subsidiaries for at least six (6) months from the Date of Grant. The granting, vesting and issuing of the Restricted Stock shall also be subject to the following provisions:

                  (i) NATURE OF GRANT. Restricted Stock shall be granted to Participants for Services rendered and at no additional cost to Participant; provided, however, that the value of the Services performed must, in the opinion of the Committee, equal or exceed the par value of the Restricted Stock to be granted to the Participant.

                  (ii) RESTRICTED STOCK ACCOUNT. The Company shall establish a restricted stock account (the "Restricted Stock Account") for each Participant to which Restricted Stock is granted, and such Restricted Stock shall be credited to such account. No certificates will be issued to the Participant with respect to the Restricted Stock until the Vest Date as provided herein. Every credit of Restricted Stock under this Plan to a Restricted Stock Account shall be considered "contingent" and unfunded until the Vest Date. Such contingent credits shall be considered bookkeeping entries only, notwithstanding the "crediting" of "dividends" as provided herein. Such accounts shall be subject to the general claims of the Company's creditors. The Participant's rights to the Restricted Stock Account shall be no greater than that of a general creditor of the Company. Nothing contained herein shall be construed as creating a trust or fiduciary relationship between the Participants and the Company, the Board of Directors or the Committee.

                  (iii) RESTRICTIONS. The terms, conditions and restrictions of the Restricted Stock shall be determined by the Committee on the Date of Grant. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period in which the terms, conditions and restrictions apply (the "Restriction Period"). More than one grant of Restricted Stock may be outstanding at any one time, and the Restriction Periods may be of different lengths. Receipt of the Restricted Stock is conditioned upon satisfactory compliance with the terms, conditions and restrictions of this Plan and those imposed by the Committee.

                  (iv) RESTRICTED STOCK CRITERIA. At the time of each grant of Restricted Stock, the Committee in its sole discretion may establish certain criteria to determine the times at which restrictions placed on Restricted Stock shall lapse (i.e., the termination of the Restriction Period), which criteria may include without limitation performance measures and targets (which may include any Performance Goals established by the Committee) and/or holding period requirements (the "Restricted Stock Criteria"). The Committee may establish a corresponding relationship between the Restricted Stock Criteria and
(x) the number of Shares of Restricted Stock that may be earned, and (y) the extent to which the terms, conditions and restrictions on the Restricted Stock shall lapse. Restricted Stock Criteria may vary among grants of Restricted Stock; provided, however, that once the Restricted Stock Criteria are established for a grant of Restricted Stock, the Restricted Stock Criteria shall not be modified with respect to such grant.

                  (v) VESTING. On the date the Restriction Period terminates, the Restricted Stock shall vest in the Participant (the "Vest Date"), who may then require the Company to issue certificates evidencing the Restricted Stock credited to the Restricted Stock Account of such Participant.

                  (vi) DIVIDENDS. The Committee may provide from time to time that amounts equivalent to dividends shall be payable with respect to the Restricted Stock held in the Restricted Stock Account of a Participant. Such amounts shall be credited to the Restricted Stock Account and shall be payable to the Participant on the Vest Date.

                  (vii) TERMINATION OF SERVICES. If a Participant (x) with the consent of the Committee, ceases to be an Employee of, or otherwise ceases to provide Services to, the Company or any of its Subsidiaries, or (y) dies or suffers from Permanent and Total Disability, the vesting or forfeiture (including without limitation the terms, conditions and restrictions) of any grant under this Section 7 shall be determined by the Committee in its sole discretion, subject to any limitations or terms of this Plan. If the Participant ceases to be an Employee of, or otherwise ceases to provide Services to, the Company or any of its Subsidiaries for any other reason, all grants of Restricted Stock under this Plan shall be forfeited (subject to the terms of this Plan).

         (b) DEFERRAL OF PAYMENTS. The Committee may establish procedures by which a Participant may elect to defer the transfer of Restricted Stock to the Participant. The Committee shall determine the terms and conditions of such deferral in its sole discretion.



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


                                    SECTION 8
                       ISSUANCE OF SHARES; TAX WITHHOLDING

         (a) ISSUANCE OF SHARES. As a condition to the transfer of any Shares issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act of 1933, as amended, or any other applicable securities laws, rules or regulations, or that such transfer has been registered under federal and all applicable state securities laws. The Company may refrain from delivering or transferring Shares issued under this Plan until the Committee has determined that the Participant has tendered to the Company any and all applicable federal, state or local tax owed by the Participant as the result of the receipt of a Plan Award, the vesting of a Plan Award, the exercise of an Option or the disposition of any Shares issued under this Plan, in the event that the Company reasonably determines that it might have a legal liability to satisfy such tax. The Company shall not be liable to any person or entity for damages due to any delay in the delivery or issuance of any stock certificate evidencing any Shares for any reason whatsoever.

         (b) TAX WITHHOLDING. Each Participant shall, no later than the date as of which the value of any Plan Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of such Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or
(ii) transferring to the Company Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

                                    SECTION 9
              CAPITALIZATION ADJUSTMENTS; MERGER; CHANGE IN CONTROL

         (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option (as well as the Exercise Price covered by any outstanding Option), the aggregate number of Shares that have been authorized for issuance under this Plan and the number of Shares of Restricted Stock credited to any Restricted Stock Account of a Participant, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, payment of a stock dividend with respect to the Stock or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee in its sole discretion, which adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

         (b) DISSOLUTION, LIQUIDATION, SALE OF ASSETS OR MERGER. In the event of the dissolution or liquidation of the Company, other than pursuant to a Reorganization (hereinafter defined), any Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Options as to all or any part of the Shares covered thereby including Shares as to which such Options would not otherwise be exercisable by reason of an insufficient lapse of time.

         In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then

              (i) if there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding unexercised Options for securities of another corporation, then the Committee shall take such action, and the Options shall terminate, as provided above; or



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


              (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the shares under outstanding or unexercised options for securities of another corporation, then the Committee shall adjust the Shares under such outstanding unexercised Options (and shall adjust the Shares which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such options.

         The term "Reorganization" as used in this Subsection 9(b) shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

         Except as provided above in this Section 9(b) and except as otherwise provided by the Committee in its sole discretion, any Options shall terminate immediately prior to the consummation of such proposed action.

         (c) CHANGE IN CONTROL. Subject to Section 9(b), in the event there occurs a Change of Control, (i) the Optionees shall have the right to exercise from and after the date of the Change in Control the Option held by such Optionee in whole or in part notwithstanding that such Option may not be fully exercisable, and (ii) any and all restrictions on any Restricted Stock credited to a Restricted Stock Account shall lapse and such stock shall immediately vest in the Participants notwithstanding that the Restricted Stock held in such account was unvested.

                                   SECTION 10
                              NO EMPLOYMENT RIGHTS

         No provision of this Plan, under any Stock Option Agreement or under any grant of Restricted Stock shall be construed to give any Participant any right to remain an Employee of, or provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company to terminate any Participant's service at any time, with or without cause.

                                   SECTION 11
                       CONFIDENTIALITY AND NON-COMPETITION

         By accepting Options or Restricted Stock under this Plan and as a condition to the exercise of Options and the enjoyment of any of the benefits of this Plan, each Participant agrees as follows:

         (a) CONFIDENTIALITY. During the period that each Participant provides Services (or the Participant's engaging in any other activity with or for the Company) and for a two year period thereafter, such Participant shall treat and safeguard as confidential and secret all Confidential Information received by such Participant at any time. Without the prior written consent of the Company, except as required by law, such Participant will not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its Subsidiaries. In the event that a Participant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to his opinion, judgment or recommendations concerning the Company or its Subsidiaries as developed from the Confidential Information, each Participant will provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, such Participant is, in the reasonable opinion of his counsel, compelled to disclose Confidential Information, such Participant shall disclose only that portion and will exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

         (b) NON-COMPETITION. During the period that each Participant provides Services to the Company or its Subsidiaries, and for a two-year period thereafter, such Participant shall not, without prior written consent of the Committee, do, directly or indirectly, any of the following:

                  (i) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which competes with the business of the Company or any of its Subsidiaries (as such business is conducted during the term such Participant provides Services to the Company or its Subsidiaries) in the geographical regions in which such business is conducted; provided, however, that the ownership of a maximum of one percent of the outstanding stock of any publicly traded corporation shall not violate this covenant; or

                  (ii) employ, solicit for employment or assist in employing or soliciting for employment any present, former or future employee, officer or agent of the Company or any of its Subsidiaries.

In the event any court of competent jurisdictions should determine that the foregoing covenant of non-competition is not enforceable because of the extent of the geographical area or the duration thereof, then the Company and the affected Participant hereby petition such court to modify the foregoing covenant to the extent, but only to the extent, necessary to create a covenant which is enforceable in the opinion of such court, with the intention of the parties that the Company shall be afforded the maximum enforceable covenant of non-competition which may be available under the circumstances and applicable law.

         (c) FAILURE TO COMPLY. Each Participant acknowledges that remedies at law for any breach by him of this Section 11 may be inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, each Participant acknowledges that upon his or her violation of any provision of this Section 11, the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Each Participant further agrees, subject to the proviso at the end of this sentence, that if he or she violates any provisions of this Section 11, such Participant shall immediately forfeit any rights and benefits under this Plan and shall return to the Company any unexercised Options and forfeit the rights under any awards of Restricted Stock and shall return any Shares held by such Participant received upon exercise of any Option or the termination of the Restriction Period relating to Restricted Stock granted hereunder, together with any proceeds from sales of any Shares received upon exercise of such Options or the termination of the Restriction Period of such Restricted Stock; provided, however, that upon violation of subsection (b) of this Section 11, the forfeiture and return provisions contained in this sentence shall apply only to Options which have become exercisable, and Restricted Stock, the Restriction Period with respect to which has terminated, and in any such case the proceeds of sales therefrom, during the two year period immediately prior to termination of the Participant's Services. Nothing in this Section 11 will be deemed to limit, in any way, the remedies at law or in equity of the Company, for a breach by a Participant of any of the provisions of this Section 11.

         (d) NOTICE. Each Participant agrees to provide written notice of the provisions of this Section 11 to any future employer of such Participant, and the Company expressly reserves the right to provide such notice to such Participant's future employer(s).

         (e) SEVERABILITY. If any provisions or part of any provision of this
Section 11 is held for any reason to be unenforceable, (i) the remainder of this
Section 11 shall nevertheless remain in full force and effect and (ii) such provision or part shall be deemed to be amended in such manner as to render such provision enforceable.

                                   SECTION 12
                TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION

         (a) EFFECTIVE DATE; TERM OF PLAN. This Plan shall be submitted to the shareholders of the Company for approval and ratification at the next regular or special meeting thereof to be held after August 1, 1998. Unless at such meeting this Plan is approved and ratified by the shareholders of the Company in the manner provided by the Company's Bye-Laws, then, and in such event, this Plan and any then outstanding Options or Incentive Stock that may have been conditionally granted prior to such shareholder meeting shall become null and void and of no further force or effect. Subject to the immediately preceding sentence, this Plan shall become effective upon its adoption by the Board of Directors. This Plan shall continue in effect for a term of ten (10) years unless sooner terminated under this Section 12.

         (b) AMENDMENT AND TERMINATION. The Board of Directors in its sole discretion may terminate this Plan at any time. The Board of Directors may amend this Plan at any time in such respects as the Board of Directors may deem advisable; provided, that (i) any change in the aggregate number of Shares that may be issued under this Plan, other than in connection with an adjustment under Section 9 of this Plan, or (ii) any change in this Plan that would materially increase the benefits accruing to Participants under this Plan, shall require approval of the shareholders of the Company in the manner provided by the Company's Bye-Laws, as amended.

         (c) EFFECT OF TERMINATION. In the event this Plan is terminated, no Shares shall be issued under this Plan nor shall any Shares of Restricted Stock be credited to a Restricted Stock Account, except upon exercise of an Option granted prior to such termination or issuance of Shares of Restricted Stock previously credited to a Restricted Stock Account. The termination of this Plan, or any amendment thereof, shall not affect any Shares previously issued to a Participant, any Option previously granted under this Plan or any Restricted Stock previously credited to a Restricted Stock Account.

                                   SECTION 13
                                  GOVERNING LAW

         THIS PLAN AND ANY AND ALL STOCK OPTION AGREEMENTS AND AGREEMENTS RELATING TO THE GRANT OF RESTRICTED STOCK EXECUTED IN CONNECTION WITH THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.




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